EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Essendant Inc. 2015 Long-Term Incentive Plan (as amended and restated effective May 20, 2015) of our reports dated February 17, 2015, with respect to the consolidated financial statements and schedule of Essendant Inc. and the effectiveness of internal control over financial reporting of Essendant Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

July 23, 2015